Consent of Independent Auditors

The Board of Directors
Worthington Armstrong Venture:

We consent to the use of our report dated February 18, 2011, with respect to the consolidated balance sheets of Worthington Armstrong Venture and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, partners’ equity (deficit) and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Armstrong World Industries, Inc. incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania
September 29, 2011